Exhibit 10.24

AMENDMENT

TO THE

2006 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

OF HONEYWELL INTERNATIONAL INC.

Pursuant to the authority granted to proper officers of Honeywell International Inc. (the “Company”) by the Corporate Governance and Responsibility Committee of the Board of Directors on December 12, 2014, the 2006 Stock Plan for Non-Employee Directors of Honeywell International Inc. is hereby amended effective January 1, 2015 by replacing Schedule A in its entirety with the attached new Schedule A.

HONEYWELL INTERNATIONAL INC.

/s/ Mark James
Mark James
Senior Vice President – Human Resources, Procurement
& Communications

Dated: February 5, 2015

SCHEDULE A

BOARD POLICY FOR NON-EMPLOYEE DIRECTOR EQUITY AWARDS

Grant of Restricted Units. Each Eligible Director first elected or appointed to the Board on or after September 26, 2008 will receive a grant of 3,000 Restricted Units effective as of the first date the Eligible Director is elected or appointed to the Board. The Restricted Units shall vest on the earliest of the Participant’s fifth anniversary of continuous service as a director of the Company, the Participant’s death or disability or the occurrence of a Change in Control. The Participant may defer receipt of payment of such Restricted Units on substantially the same terms and conditions as officers of the Company with respect to grants of restricted units they receive.

Annual Grants of Stock Options and Restricted Units. Effective January 1, 2015 and subject to any limitations set forth in the Plan, each Eligible Director who continues in office following the Annual Meeting of Shareowners will receive equity grants with a total target value of $100,000. 50% of the value ($50,000) will be granted in Stock Options and the remaining 50% of the value ($50,000) will be granted in Restricted Units, with the number of Shares subject to each grant determined by dividing the value by the Fair Market Value as of the date of the Annual Meeting of Shareowners and rounded up to the nearest whole Share.

The grant of Stock Options shall have an Exercise Price equal to the Fair Market Value as of the date of grant and will vest in cumulative installments of 25% on April 1 of the first year following the date of grant, an additional 25% on April 1 of the second and third years following the date of grant, and the remaining 25% on April 1 of the fourth year following the date of grant. The grant of Restricted Units shall vest on the earliest of the Participant’s third anniversary of the date of grant, the Participant’s death or disability or the occurrence of a Change in Control.